Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-121724) and related Prospectus of Human Genome Sciences, Inc. for the registration of $280,000,000 2 ¼% Convertible Subordinated Notes and 18,009,908 shares of its common stock and to the incorporation by reference therein of our reports dated February 17, 2005, with respect to the consolidated financial statements of Human Genome Sciences, Inc., Human Genome Sciences, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Human Genome Sciences, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
March 14, 2005